PHOENIX INSIGHT FUNDS TRUST

Amendment dated October 20, 2008

to the Declaration of Trust

Article I, Section 1.1 of the Phoenix Insight Funds Trust’s Declaration of Trust is amended to read as follows (additions are underscored and deletions are struck-through, with the exception of captions which are underlined though not amended):

Section 1.1. Name. The name of the trust created hereby is Virtus Insight Trust (the “Trust”).

Article I, Section 1.2 (q) of the Phoenix Insight Funds Trust’s Declaration of Trust is amended to read as follows (additions are underscored and deletions are struck-through, with the exception of captions which are underlined though not amended):

(q)	“Trust” means Virtus Insight Trust.

IN WITNESS WHEREOF, the undersigned being a majority of all of the Trustees of the Phoenix Insight Funds Trust, have executed this instrument as of the 20th day of October, 2008.

/s/ George R. Aylward	/s/ James M. Oates
George R. Aylward, Trustee	James M. Oates, Trustee

/s/ Dr. Leroy Keith, Jr.	/s/ Richard E. Segerson
Dr. Leroy Keith, Jr., Trustee	Richard E. Segerson, Trustee

/s/ Philip R. McLoughlin	/s/ Ferdinand L. J. Verdonck
Philip R. McLoughlin, Trustee	Ferdinand L. J. Verdonck, Trustee

/s/ Geraldine M. McNamara
Geraldine M. McNamara, Trustee

All signatures need not appear on the same copy of this Amendment.